UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2025

Oracle Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35992	54-2185193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Oracle Way, Austin, Texas 78741

(Address of principal executive offices) (Zip Code)

(737) 867-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ORCL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5—Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 22, 2025, Oracle Corporation (“Oracle”) announced that on September 18, 2025 the Board of Directors (the “Board”) of Oracle made the following management and Board changes effective as of September 22, 2025 (the “Effective Date”).

Chief Executive Officers and Additions to the Board

Clayton Magouyrk and Michael Sicilia were promoted to the roles of Chief Executive Officer of Oracle and members of the Board as of the Effective Date.

Mr. Magouyrk, 39, has been Oracle’s President, Oracle Cloud Infrastructure since June 2025. From December 2019 to June 2025, he served as an Executive Vice President in various roles, including Executive Vice President, Cloud Infrastructure and Executive Vice President, Oracle Cloud Infrastructure Engineering. Prior to being named Executive Vice President, Mr. Magouyrk held various other positions with Oracle since joining Oracle in 2014. Prior to joining Oracle, he was a senior engineer at Amazon and Amazon Web Services from 2008 to 2014. There are no arrangements or understandings between Mr. Magouyrk and any other persons pursuant to which he was appointed as Chief Executive Officer and Director. Mr. Magouyrk has no related party transactions with Oracle that are reportable under Item 404(a) of Regulation S-K and has no family relationships with any director, executive officer or nominee for director or executive officer of Oracle.

Mr. Sicilia, 54, has been Oracle’s President, Industries since June 2025. From October 2019 to June 2025, he served as an Executive Vice President in various roles, including Executive Vice President, Industries and Executive Vice President, Global Business Units. Prior to being named Executive Vice President, Mr. Sicilia held various other positions with Oracle since joining Oracle in 2009. Prior to joining Oracle, he was Chief Technology Officer at Primavera Systems and held other positions from 1993 to 2008. There are no arrangements or understandings between Mr. Sicilia and any other persons pursuant to which he was appointed as Chief Executive Officer and Director. Mr. Sicilia has no related party transactions with Oracle that are reportable under Item 404(a) of Regulation S-K and has no family relationships with any director, executive officer or nominee for director or executive officer of Oracle.

In connection with their promotions as Chief Executive Officers, Mr. Magouyrk and Mr. Sicilia will each receive stock option grants on September 24, 2025 with an exercise price equal to the fair market value of Oracle’s common stock on the date of the grant. Mr. Magouyrk will receive a grant of stock options to purchase $250 million in shares of Oracle common stock with 80% of the grant consisting of time-based stock options and 20% of the grant consisting of performance-based stock options (“PSOs”). Mr. Sicilia will receive a grant of stock options to purchase $100 million in shares of Oracle common stock with 80% of the grant consisting of time-based stock options and 20% of the grant consisting of PSOs. For both Mr. Magouyrk and Mr. Sicilia, the time-based stock options will vest over a four-year period subject to continued service and the PSOs will vest over a three-year performance period ending May 31, 2028, subject to the achievement of certain revenue metrics, in each case pursuant to the terms of Oracle’s Amended and Restated 2020 Equity Incentive Plan.

Additional Officer Changes

In connection with these leadership transitions, Safra Catz will no longer serve as Chief Executive Officer and Principal Financial Officer of Oracle as of the Effective Date. Ms. Catz will take on a new role as Executive Vice Chair of the Board and will continue as a director of Oracle.

Douglas Kehring was promoted to Executive Vice President, Principal Financial Officer of Oracle as of the Effective Date. Mr. Kehring, 52, has been Oracle’s Executive Vice President, Operations since March 2015. Prior to that, Mr. Kehring served as Senior Vice President, Corporate Development and Strategic Planning of Oracle from March 2005 to March 2015. Prior to that, Mr. Kehring held various other positions with Oracle since joining Oracle in 2000. There are no arrangements or understandings between Mr. Kehring and any other persons pursuant to which he was appointed as Principal Financial Officer. Mr. Kehring has no related party transactions with Oracle that are reportable under Item 404(a) of Regulation S-K and has no family relationships with any director, executive officer or nominee for director or executive officer of Oracle.

Section 7—Regulation FD

Item 7.01 Regulation FD Disclosure

On September 22, 2025, Oracle issued a press release announcing the management and Board changes as described herein, as well as certain other matters. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information set forth in this Item 7.01 and in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Section 9—Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated September 22, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORACLE CORPORATION

Dated: September 22, 2025	By:	/s/ Stuart Levey
	Name:	Stuart Levey
	Title:	Executive Vice President, Chief Legal Officer